CORONUS SOLAR INC.
(the “Corporation”)
Suite 1100 - 1200 West 73rd Ave., Vancouver, B.C., V6P 6G5
Telephone: (604) 267-7078 Facsimile: (604) 267-7080

CONSULTING SERVICES AGREEMENT

Effective September 1, 2013, Earthlight Solar Inc. (“Earthlight”) is to provide the Corporation with advisory and consulting services (the “Services”) in respect of the Corporation’s solar photovoltaic business.

The Corporation is to pay Earthlight $10,000 per month (the “Fee”) for the Services.

Either party can terminate the Services with notice.

Mark Burgert is a control person of Earthlight, and Mr. Burgert is also a control person of the Corporation.

Both the Corporation and Earthlight have good right, full corporate power and absolute authority to enter into this Agreement.

The Agreement is dated as of September 1, 2013.

CORONUS SOLAR INC.	EARTHLIGHT SOLAR INC.

/s/ Jeff Thachuk	/s/ Mark Burgert
Jeff Thachuk	Mark Burgert
President	President